MoneyLion Inc.

Code of Business Conduct and Ethics

Updated as of November 7, 2022

1)
Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by the Board of Directors (the “Board”) of MoneyLion Inc. (together with its subsidiaries, the “Company”), and summarizes the standards that must guide the actions of our Company’s employees, officers and directors. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and, for our employees and officers, establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability, as represented in our seven values: collaboration; curiosity; passion; communication; transparency; courage; and judgment. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable laws is imperative.

2)
Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. All employees, officers or directors of the Company are personally responsible for complying with the laws of the cities, states, and countries in which we operate, and to act in an ethical manner. You should contact the Legal Department with any questions about compliance.

3)
Trading on Inside Information

Using non-public Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public Company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Statement of Policy Concerning Trading in Company Securities, a copy of which is distributed to all employees, officers and directors and is available from the Legal Department. You should contact the Legal Department with any questions about your ability to buy or sell securities.

4)
Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Confidential proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of confidential proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their confidential proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s confidential proprietary information continues even after you leave the Company, and you must return all confidential proprietary information in your possession upon leaving the Company. Please refer to your Employee Non-Disclosure and Assignment of Inventions Agreement for additional information regarding your obligations to, among other things, maintain the confidentiality of the Company’s confidential proprietary information.

The provisions of this Section 4 are qualified in their entirety by reference to Section 11.

5)
Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company. In addition, you are required to familiarize yourself and comply with the Company’s Related Person Transaction Policy, a copy of which is distributed to all employees, officers and directors and is available from the Legal Department.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

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Working, in any capacity, for a competitor, customer or supplier while employed by the Company.
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Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.
•
Competing with the Company for the purchase or sale of property, products, services or other interests.

•
Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).
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Receiving a loan or guarantee of an obligation as a result of your position with the Company.
•
Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Legal Department.

In order to avoid conflicts of interests, officers and directors must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Audit Committee of the Board of Directors. Conflicts of interests involving the General Counsel and directors shall be disclosed to the Audit Committee of the Board of Directors.

6)
Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse and ensuring their efficient use is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the Legal Department.

Company assets include the Company’s equipment, vehicles, supplies, and technology, as well as any work product, inventions, and ideas of any kind that are conceived, developed or produced by employees while employed by the Company that are either conceived during regular working hours or at our place of work, conceived or made with the use of the Company resources, facilities or materials, or are directly or indirectly related to the Company’s business or potential business.

The sole purpose of the Company’s assets is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

7)
Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of Company property, information or position. Unless previously approved by the Board of Directors, no employee, officer or director may use Company property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away or attempts to take away from the Company opportunities for sales or purchases of products, services or interests, or for employment of certain individuals. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

8)
Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar improper payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action, nor should any employee, officer or director of the Company accept any bribes, kickbacks or other similar improper payments. The Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to, or entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be consistent with customary practice and the Company’s business interests, be given infrequently and their value should be modest. These gifts should also never be cash. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Pre-approval must be obtained in writing from the Legal Department for any business gifts or entertainment above $100 in value, and for any other gifts or entertainment that do not follow the guidelines provided here. When in doubt as to whether a gift or entertainment is appropriate, contact the Legal Department.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to or accepted from, either directly or indirectly through a third-party intermediary, any government employee or a relative of a government employee, without the prior approval of the Legal Department. “Gifts” should be interpreted broadly to include cash and cash equivalents, loans, physical gifts, favors, business or employment opportunities, charitable or political contributions, and promotional sponsorships. “Government employees” also broadly include not only public or elected officials, officers, employees or persons acting on behalf of national or local governments, but also those of state-owned or state-controlled companies, public international organizations, or political parties or entities that are widely perceived to be performing government functions. This may include airport authorities and employees of state-owned factories, etc.

Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Legal Department before taking any action.

The Company will also not engage or do business with a third-party business partner if the Company believes there is a material risk that the business partner will violate the Company’s policies. Pre-approval must be obtained in writing from the Legal Department for any business partner who will interact with national, state, or local government officials on the Company’s behalf. Employees and officers who are responsible for the Company entering into an arrangement with the business partner are accountable for the actions of the business partner.

In addition, you are required to familiarize yourself and comply with the Company’s Anti-Corruption Policy, a copy of which is distributed to all employees, officers and directors and is available from the Legal Department. Refer to the Anti-Corruption Policy for additional information regarding your obligations to, among other things, comply with anti-corruption laws and prevent, detect and respond to anti-corruption issues when they arise.

9)
Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting department, as well as the Company's independent public accountants and counsel.

10)
Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, officers and directors are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code, or concerns relating to internal accounting controls or auditing matters, in accordance with the Company’s Whistleblower Policy.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Audit Committee of any violation, and the Audit Committee may, in its discretion, direct complaints to the Risk and Compliance Committee, as appropriate, in accordance with the Company’s Whistleblower Policy. Any such concerns involving the General Counsel should be reported to the Risk and Compliance Committee. Reporting of such violations may also be done anonymously through MoneyLion’s whistleblower hotline at 1-800-916-7037 (company code: 66956) or in writing through our online whistleblower submission form, available at https://irdirect.net/MNYLN/whistleblower_iframe/. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Legal Department.

The provisions of this Section 10 are qualified in their entirety by reference to Section 11.

11)
Reporting Violations to a Governmental Agency

You understand that you have the right to:

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Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
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Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
•
Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
•
Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose the Company’s confidential proprietary information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization in connection with exercising any of the rights set forth above.

The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

12)
Waivers and Amendments

Any waiver of the provisions in this Code for officers or directors may only be granted by the Nominating and Corporate Governance Committee of the Board of Directors and will be disclosed to the Company’s shareholders within four business days. Any waiver of this Code for other employees may only be granted by the Legal Department.

Amendments to this Code must be approved by the Audit Committee of the Board of Directors and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

13)
Equal Opportunity, Non-Discrimination and Fair Employment

We are committed to a diverse, inclusive and harassment-free workplace, which extends to all interactions, including interactions with customers, suppliers, competitors, and the public, regardless of where the interactions take place. We aim to provide a healthy work environment and culture that respects, welcomes, and includes everyone.

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination, harassment, and intimidation on the basis of any criteria prohibited by law, including but not limited to age, disability or genetic information, sex, sexual orientation, race, nationality, ethnic or national origin, religion or belief, gender reassignment, marital or civil partner status, pregnancy and maternity or paternity. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination, harassment or bullying of others will not be tolerated.

All employees, officers and directors have a responsibility to create a diverse and inclusive culture at the Company, and are required to comply with the Company’s policy on Equal Employment Opportunity, a copy of which is distributed as part of the Company’s Employee Handbook and is available from the Legal Department.

14)
Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Legal Department.

15)
Political Contributions and Activities

Any political contributions (whether monetary or in-kind) made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf, subject to the restrictions provided in Section 8. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

16)
Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.